Exhibit 99.1

For Immediate Release

Investors:

David K. Waldman or Klea K. Theoharis

Crescendo Communications, LLC

Tel: (212) 671-1020

InfuSystem Holdings Reports $9.2 Million of Revenue and

45% Increase in Adjusted EBITDA for the First Quarter of 2009

Madison Heights, Michigan—May 5, 2009 – InfuSystem Holdings, Inc. (OTCBB: INHI; INHIW; INHIU), the leading provider of ambulatory infusion pumps and associated clinical services, today announced financial results and provided a business update for the first quarter ended March 31, 2009.

Mr. Steve Watkins, chief executive officer, commented, “We achieved $9.2 million of revenue during the first quarter of 2009, despite a nationwide shortage of Leucovorin, a compound frequently used in association with ambulatory pump chemotherapy, which has since been resolved. At the same time, we increased gross margins by 560 basis points and continue to gain operating leverage as we held our costs in line. As a result, we generated $2.9 million of adjusted EBITDA, a 45% increase compared to the first quarter of 2008. This contributed to the Company’s continued strong operating cash flow and ample cash reserves, allowing us to improve the balance sheet by aggressively paying down debt. Shortly following the first quarter, we made a $5.3 million payment on our term loan, resulting in the Company having lowered its term loan balance by over $6.1 million year-to-date.”

Mr. Watkins concluded, “We remain encouraged by the near- and long-term outlook for the ambulatory infusion services market. Drug companies are incorporating continuous infusion as part of their drug treatment regimens and promoting these to oncologists. The American Cancer Society estimated that there were about 148,810 new cases of colorectal cancer in 2008 in the United States. Moreover, the combined benefits to the patient, physician and insurance provider support the expanded use of ambulatory infusion pumps to administer chemotherapy beyond stage III colorectal cancer, including esophageal, head and neck, gastric and other cancers. In order to best capitalize on this market opportunity, we continue to enhance our sales organization, including the recent addition of Bryan Russo as chief commercial officer. We look forward to his contributions as we focus on accelerating and deepening our penetration of oncology practices nationwide. Looking ahead, we anticipate continued organic revenue growth, greater operational efficiencies, and continued strong cash flow to allow for paying down additional debt in 2009.”

Financial Results

Revenue for the first quarter ended March, 31 2009 was $9.2 million, an 8.2% improvement compared to $8.5 million for the same period in 2008. The increase in revenue was primarily due to obtaining business at new customer facilities, increased reimbursement, as well as improved collection efficiencies. Operating income for the first quarter of 2009 was $1.3 million versus operating income of $521,000 for the same period in 2008. The increase in operating income for the first quarter of 2009 was due, in part, to increased sales and lower product and supply costs, which were partially offset by an increase in selling and marketing expenses.

The net loss for the first quarter of 2009 was ($2.5 million), or $(0.14) per diluted share, compared to net income of $4.8 million or $0.29 per diluted share, for the same period in 2008. The net income for the first quarter of 2009 included a ($2.6 million) loss on derivative financial instruments, which was predominantly attributable to the increase in the publicly traded value of the Company’s warrants during the quarter, compared to a $5.2 million gain for the first quarter of 2008.

Adjusted EBITDA for the first quarter ended March 31, 2009 was $2.9 million, compared to $2.0 million for the same period in 2008. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes gain (loss) on derivative financial instruments and stock-based compensation. Adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of Adjusted EBITDA is a relevant and useful measure to assist a reader’s ability to understand the Company’s operating performance. The Company’s management likewise utilizes Adjusted EBITDA as a means to measure its operating performance. The table below reconciles Adjusted EBITDA, a non-GAAP measure, to net income.

	Three Months Ended
Reconciliation from Net Income to Adjusted EBITDA:	March 31
	2009	2008
Net Income	$(2,507)	$4,797
Adjustments:
Interest expense	989	958
Interest income	(3)	(3)
Income tax expense	140	—
Depreciation – Pumps	840	963
Depreciation – Other	32	41
Amortization	457	457

EBITDA	$(52)	$7,213

Adjustments:
Loss (gain) on derivatives	2,642	(5,231)
Stock based compensation	278	—

Adj. EBITDA	$2,868	$1,982

About InfuSystem Holdings, Inc.

InfuSystem is the leading provider of ambulatory infusion pumps and associated clinical services for oncology practices and their patients in the U.S. These pumps allow for the gradual delivery of a drug over a period of days in the privacy of one’s home, compared to bolus infusion chemotherapy treatments that are given in a single high dose over a short period of time. Improved efficacy of the drugs, patient comfort, reimbursement to doctors for appropriate services and continuity of care all play a role in the growing trend toward this form of treatment. InfuSystem’s pumps are primarily used for colorectal cancer, but they have been approved for other forms of cancer, thereby greatly enhancing the market opportunity for InfuSystem.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in InfuSystem’s publicly filed documents.

(Tables follow)

INFUSYSTEM HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,358	$11,513
Accounts receivable, less allowance for doubtful accounts of $1,680 and $1,552 at March 31, 2009 and December 31, 2008, respectively; March 31, 2009 and December 31, 2008 include $121 and $72 due from I-Flow, respectively	4,636	4,168
Inventory supplies	432	391
Prepaid expenses and other current assets	1,026	676

Total Current Assets	17,452	16,748
Property & equipment, net	10,833	10,878
Deferred debt issuance costs, net	1,133	1,276
Goodwill	56,580	56,580
Intangible assets, net	30,282	30,738

Total Assets	$116,280	$116,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,368	$1,012
Deferred income taxes	55	55
Other current liabilities	1,069	939
Derivative liabilities	5,235	2,592
Current portion of long-term debt; both March 31, 2009 and December 31, 2008 include $8,564 payable to I-Flow	8,645	8,644

Total Current Liabilities	16,372	13,242
Long-term debt, net of current portion; March 31, 2009 and December 31, 2008 include $20,868 and $21,685 payable to I-Flow, respectively	21,185	22,025
Deferred income taxes	880	880

Total Liabilities	$38,437	$36,147

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 18,537,671 and 18,512,671, respectively; outstanding 18,537,671 and 17,278,626, respectively	2	2
Additional paid-in capital	81,069	80,792
Retained deficit	(3,228)	(721)

Total Stockholders’ Equity	77,843	80,073

Total Liabilities and Stockholders’ Equity	$116,280	$116,220

INFUSYSTEM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31
(in thousands, except per share data)	2009	2008
Net revenues	$9,227	$8,530

Operating expenses:
Cost of Revenues – Product and supply costs	1,270	1,465
Cost of Revenues – Pump depreciation	840	963
Provision for doubtful accounts	969	861
Amortization of intangibles	457	457
Selling and marketing	1,320	1,077
General and administrative	3,110	3,186

Total Operating Expenses	7,966	8,009

Operating income	1,261	521
Other (loss) income:
(Loss) gain on derivatives	(2,642)	5,231
Interest income	3	3
Interest expense	(989)	(958)

Total other (loss) income	(3,628)	4,276

(Loss) income before income taxes	(2,367)	4,797
Income tax expense	(140)	—

Net (loss) income	(2,507)	4,797

Net (loss) income per share:
Basic & Diluted	(0.14)	0.29
Weighted average shares outstanding:
Basic & Diluted	18,531,838	16,824,295

INFUSYSTEM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31
(in thousands)	2009	2008
OPERATING ACTIVITIES
Net (Loss) Income	(2,507)	4,797
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (gain) on derivative liabilities	2,642	(5,231)
Provision for doubtful accounts	969	861
Depreciation	872	1,004
Amortization of intangible assets	457	457
Amortization of deferred debt issuance costs	143	180
Loss on disposal of assets	109	225
Stock-based compensation	278	—
Changes in current assets and liabilities:
(Increase) decrease in accounts receivable, net of provision	(1,437)	187
(Increase) decrease in prepaid expenses and other current assets	(391)	803
Increase in accounts payable and other current liabilities	134	140

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,269	3,423

INVESTING ACTIVITIES
Payment of deferred acquisition costs	—	(97)
Capital expenditures	(586)	(447)
Proceeds from sale of property	1	—

NET CASH USED IN INVESTING ACTIVITIES	(585)	(544)

FINANCING ACTIVITIES
Principal payments on term loan	(818)	(409)
Principal payments on capital lease obligation	(21)	—

NET CASH USED IN FINANCING ACTIVITIES	(839)	(409)

Net change in cash and cash equivalents	(155)	2,470
Cash and cash equivalents, beginning of period	11,513	3,960

Cash and cash equivalents, end of period	11,358	6,430